Exhibit 99.4

InnerWorkings, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

On November 30, 2007, InnerWorkings, Inc. (the “Company”) acquired New York City-based Corporate Edge, Inc. (“Corporate Edge”), a major national distributor of promotional products, which creates cutting-edge corporate business solutions for Fortune 500 clients. Corporate Edge offers an experienced team with creative expertise and tactical flexibility that delivers quality branded merchandise on time and on budget.

For purposes of the Unaudited Pro Forma Condensed Consolidated Income Statements for the nine months ended September 30, 2007 and the year ended December 31, 2006, we have assumed the Corporate Edge acquisition occurred on January 1, 2006.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Corporate Edge acquisition as if it had occurred on September 30, 2007.

The Company and Corporate Edge have the same fiscal year end, December 31.  The Unaudited Pro Forma Condensed Consolidated Income Statement for the nine months ended September 30, 2007 has been derived from:

•	the unaudited historical consolidated income statement of the Company for the nine months ended September 30, 2007; and

•	the unaudited historical consolidated income statement of Corporate Edge for the nine months ended September 30, 2007.

The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2006 has been derived from:

•	the audited historical consolidated income statement of the Company for the year ended December 31, 2006; and

•	the audited historical consolidated income statement of Corporate Edge for the year ended December 31, 2006.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2007 has been derived from:

•	the unaudited historical consolidated balance sheet of the Company as of September 30, 2007; and

•	the unaudited historical consolidated balance sheet of Corporate Edge as of September 30, 2007.

These Unaudited Pro Forma Condensed Consolidated Financial Statements (“the unaudited pro forma financial statements”) have been prepared based on preliminary estimates of fair values of the assets acquired and liabilities assumed as of the acquisition date. The actual amounts recorded for the acquisition may differ from the information presented here. The purchase price has been allocated on a preliminary basis based on management’s best estimates of fair value, with the excess cost over net tangible and intangible assets acquired being allocated to goodwill. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as of the acquisition date. In addition, post-closing adjustments to the purchase price will affect the purchase price allocation.

The unaudited pro forma financial statements presented are for illustration purposes only and do not necessarily indicate the operating results or financial position that would have been achieved if the Corporate Edge acquisition had occurred on January 1, 2006 or September 30, 2007, as applicable, nor is it indicative of future operating results or financial position.

The unaudited pro forma financial statements do not reflect any operating efficiencies or cost savings that we may achieve with respect to the combined companies, nor do they include the effects of restructuring activities.

The unaudited pro forma financial statements should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements and the historical consolidated financial statements and accompanying notes included in this Form 8-K filing, and the Company’s historical consolidated financial statements filed as part of our most recent Form 10-K filing and Form 10-Q filing.

InnerWorkings, Inc

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2007

			Acquisition
	InnerWorkings, Inc.	Corporate Edge	Pro Forma		Pro Forma
	September 30, 2007	September 30, 2007	Adjustments		as Adjusted

Assets
Current assets:
Cash and cash equivalents	$54,317,892	$261,995	$(17,977,754	)(1)	$36,602,133
Marketable securities	15,950,000	—	—		15,950,000
Accounts receivable, net of allowance for doubtful accounts	57,453,661	8,213,761	—		65,667,422
Unbilled revenue	8,816,169	—	—		8,816,169
Inventories	3,786,805	3,824,856	47,810	(2)	7,659,471
Note receivable	—	229,341	—		229,341
Prepaid expenses	4,297,425	1,032,270	—		5,329,695
Advances to related parties	73,309	—	—		73,309
Deferred income taxes	819,028	—	—		819,028
Other current assets	1,960,693	—	—		1,960,693
Total current assets	147,474,982	13,562,223	(17,929,944)		143,107,261
Property and equipment, net	3,603,532	643,901	—		4,247,433
Intangibles and other assets:
Goodwill	15,615,748	—	6,436,826	(3)	22,052,574
Intangible assets, net of accumulated amortization	8,014,600	—	2,415,000	(3)	10,429,600
Deposits	208,217	186,817	—		395,034
Investment	125,000	—	—		125,000

Deferred income taxes	4,122,535	—	—		4,122,535
Other assets	26,792	20,804	(20,804	)(4)	26,792
	28,112,892	207,621	8,831,022		37,151,535
Total assets	$179,191,406	$14,413,745	$(9,098,222)		$184,506,229

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$36,509,839	$3,303,633	$—		$39,813,472
Line of credit	—	5,869,520	(5,869,520	)(4)	—
Payable to related parties	103,389	—	—		103,389
Due to seller	633,368	—	—		633,368
Current maturities of capital lease obligations	67,773	—	—		67,773
Customer deposits	2,277,263	596,847	—		2,874,110
Other liabilities	1,201,576	—	—		1,201,576
Deferred revenue	—	—	—		—
Accrued expenses	3,534,183	1,414,343	—		4,948,526
Total current liabilities	44,327,391	11,184,343	(5,869,520)		49,642,214
Capital lease obligations, less current maturities	165,117	—	—		165,117
Subordinated note payable - affiliate	—	2,250,000	(2,250,000	)(4)	—
Total liabilities	44,492,508	13,434,343	(8,119,520)		49,807,331
Stockholders’ equity:
Common stock	479	—	—		479
Additional paid-in capital	163,068,551	645,275	(645,275	)(5)	163,068,551
Treasury stock at cost	(40,000,000)	—	—		(40,000,000)
Unrealized gain on marketable securities	77,814	—	—		77,814
Retained earnings	11,552,054	334,127	(334,127	)(5)	11,552,054
Total stockholders’ equity	134,698,898	979,402	(979,402)		134,698,898
Total liabilities and stockholders’ equity	$179,191,406	$14,413,745	$(9,098,922)		$184,506,229

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

InnerWorkings, Inc

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Nine Months Ended September 30, 2007

	InnerWorkings, Inc.	Corporate Edge	Acquisition
	Nine Months Ended	Nine Months Ended	Pro Forma		Pro Forma
	September 30, 2007	September 30, 2007	Adjustments		As Adjusted

Revenue	$198,392,945	$39,760,519	$—		$238,153,464
Cost of goods sold	148,417,678	29,181,517	—		177,599,195
Gross profit	49,975,267	10,579,002	—		60,554,269
Operating expenses:
Selling, general, and administrative expenses	33,202,122	9,714,305	—		42,916,427
Depreciation and amortization	1,579,815	161,242	132,250	(6)	1,873,307
Income from operations	15,193,330	703,455	(132,250)		15,764,535
Other income (expense):
Interest income	1,713,820	—	(539,333	)(7)	1,174,487
Interest expense	(18,739)	(468,221)	468,221	(4)	(18,739)
Other, net	327,223	—	—		327,223
Total other income	2,022,304	(468,221)	(71,112)		1,482,971
Income before income taxes	17,215,634	235,234	(203,362)		17,247,506
Income tax expense (benefit)	6,705,397	9,269	(3,162	)(8)	6,711,504
Net income	$10,510,237	$225,965	$(200,200)		$10,536,002

Basic earnings per share	$0.22				$0.22
Diluted earnings per share	$0.21				$0.21

Number of shares used for calculation:
Basic earnings per share	47,340,337				47,340,337
Diluted earnings per share	49,885,117				49,885,117

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

InnerWorkings, Inc

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Year Ended December 31, 2006

	InnerWorkings, Inc.	Corporate Edge	Acquisition
	Year Ended	Year Ended	Pro Forma		Pro Forma
	December 31, 2006	December 31, 2006	Adjustments		As Adjusted

Revenue	$160,514,987	$57,850,691	—		$218,365,678
Cost of goods sold	123,968,796	42,756,237	—		166,725,033
Gross profit	36,546,191	15,094,454	—		$51,640,645
Operating expenses:
Selling, general, and administrative expenses	22,675,423	13,582,203	—		36,257,626
Depreciation and amortization	1,029,968	239,707	176,333	(6)	1,446,008
Income from operations	12,840,800	1,272,544	(176,333)		13,937,011
Other income (expense):
Interest income	949,036	142	(719,110	)(7)	230,068
Interest expense	(168,784)	(627,398)	627,398	(4)	(168,784)
Other, net	(5,242)	—	—		(5,242)
Total other income	775,010	(627,256)	(91,712)		56,042
Income before income taxes	13,615,810	645,288	(268,045)		13,993,053
Income tax expense (benefit)	5,335,374	38,320	(108,804	)(8)	5,264,890
Net income	8,280,436	606,968	(159,241)		8,728,163
Dividends on preferred shares	(1,408,740)	—	—		(1,408,740)
Net income applicable to common shareholders	$6,871,696	$606,968	$(159,241)		$7,319,423

Basic earnings per share	$0.22				$0.23
Diluted earnings per share	$0.21				$0.22

Number of shares used for calculation:
Basic earnings per share	31,711,974				31,711,974
Diluted earnings per share	39,372,181				39,372,181

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

InnerWorkings, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(1) Cash and cash equivalents:

The pro forma adjustment to cash and cash equivalents reflects the purchase price of $18.0 million, which includes repayment of the line of credit and subordinated note payable, paid to the shareholders of Corporate Edge in November 2007. In addition, there is up to an additional $10.5 million in cash purchase price which may be paid contingent the achievement of certain future annual performance measures by Corporate Edge in each of the three years following November 30, 2007. Up to $4.5 million of additional purchase price may be paid based upon the achievement of certain cumulative performance measures by Corporate Edge during the three year period following November 30, 2007.  Any such additional payments will be recorded as an increase to goodwill.

(2) Inventory

The pro forma balance sheet adjustment to inventory reflects the fair value adjustment to inventory.

(3) Purchase Price:

Preliminary Purchase Price Allocation

The purchase price allocation presented in these unaudited pro forma condensed consolidated financial statements will differ from the purchase price allocation to be performed as of November 30, 2007 (date of Corporate Edge acquisition). In addition, adjustments to the purchase price allocation will be made upon settlement of the working capital and other post-closing adjustments.

For purposes of the unaudited condensed consolidated balance sheet, the $18.0 million purchase price has been allocated to the assets recorded by Corporate Edge as of September 30, 2007, based on estimated fair values. Adjustments to these estimates will be included in the allocation of the purchase price of Corporate Edge, if the adjustment is determined within the purchase price allocation period of up to twelve months. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill. The preliminary purchase price of $18.0 million has been allocated as follows:

Cash	$261,995
Accounts receivable	8,213,761
Inventory	3,872,666
Prepaid expenses	1,032,270
Other current assets	229,341
Property, plant and equipment	643,901
Other non-current assets	186,817
Customer list	2,300,000
Noncompete agreement	115,000
Goodwill	6,436,826
Accounts payable	(3,303,633)
Customer deposits	(596,847)
Accrued liabilities	(1,414,343)

Total purchase price	$17,977,754

Goodwill and intangible assets

The pro forma adjustment to goodwill reflects the goodwill resulting from the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS No. 141).  We have estimated the fair value of intangible assets through the use of an independent third-party valuation firm to value these identifiable intangible assets, which are subject to amortization.  These estimates are based on a preliminary valuation and are subject to change upon management’s review of the final valuation.

The following table summarizes the intangible assets and goodwill acquired:

Customer list	$2,300,000
Noncompete agreement	115,000

Goodwill acquired	$6,436,826

(4) Subordinated note payable and line of credit balance:

                The pro forma adjustment reflects the repayment of Corporate Edge’s outstanding subordinated note payable and line of credit balance and the reduction of the related interest expense as a result of the acquisition.

(5) Common stock, additional paid-in capital and retained earnings:

The pro forma adjustment to the common shares and retained earnings reflects the elimination of Corporate Edge’s historical shareholders’ equity as a result of the acquisition.

(6) Depreciation and amortization:

The pro forma adjustment reflects the amortization of intangible assets over their useful lives.  The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company.

	Useful Life	Year Ended December 31, 2006 Pro Forma Amortization	Nine Months Ended September 30, 2007 Pro Forma Amortization
Customer lists	15 years	$153,333	$115,000
Noncompete agreement	5 years	$23,000	$17,250

(7) Interest income:

The pro forma adjustment reflects the reduction in interest income related to the cash purchase price paid of approximately $18 million.

(8) Income tax expense:

The pro forma adjustment reflects the tax rate applied to the historical pre-tax income of Corporate Edge to reflect taxation as a C Corporation and to the pro forma adjustments related to the Corporate Edge acquisition as follows:

Nine months ended September 30, 2007	39.00%
Year ended December 31, 2006	39.00%